Exhibit 23.1

Report and Consent of Independent Registered Public Accounting Firm

The Board of Directors

American Woodmark Corporation:

The audits referred to in our report dated June 30, 2014, with respect to the consolidated financial statements of American Woodmark Corporation (the Company), included the related financial statement schedule (Schedule II ‑ Valuation and Qualifying Accounts) as of April 30, 2014 and 2013 and for each of the years in the three-year period ended April 30, 2014 included in Item 15(a)2 of the Company’s 2014 Annual Report on Form 10‑K. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-41900, 333‑122438, 333-136867, 333-141621, 333-172059, 333-176902 and 333-186266) of the Company of our reports dated June 30, 2014, with respect to the consolidated balance sheets of the Company as of April 30, 2014 and 2013, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended April 30, 2014, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of April 30, 2014, which reports appear in the April 30, 2014 Annual Report on Form 10-K of the Company.

/s/ KPMG LLP

Richmond, Virginia

June 30, 2014